Exhibit 99.1

FOR IMMEDIATE RELEASE

Loudeye Appoints Seasoned Technology Veteran Michael
Brochu President and Chief Executive Officer

Company Expects to Exceed Fourth Quarter 2004 Revenue Guidance
Estimates with Record Quarterly Revenue

Seattle, WA – February 1, 2005 – Loudeye Corp. (Nasdaq: LOUD), a worldwide leader in business-to-business digital media solutions, today announced its board of directors has appointed Michael A. Brochu as president and chief executive officer of Loudeye. Mr. Brochu will succeed Jeffrey M. Cavins, who has resigned to pursue other opportunities. In addition, Loudeye announced it expects to exceed its fourth quarter 2004 revenue guidance estimates and expects that its fourth quarter 2004 GAAP net loss will be at or near the higher end of its GAAP net loss guidance range.

Appointment of Michael Brochu as President and Chief Executive Officer

Mr. Brochu, 51, brings over 20 years of senior level experience to Loudeye, including senior executive and directorship positions in emerging growth technology, software and digital entertainment companies, most recently at Primus Knowledge Solutions and Sierra On-Line. Mr. Brochu has served on Loudeye’s board of directors since December 2003.

“Loudeye is an exciting company and a key participant in a transformative shift affecting the global digital media and entertainment markets. The shift toward digital media distribution creates significant opportunities for both new and traditional players, and Loudeye has developed a unique position that will help create value for retail partners, content owners, consumers and our stockholders,” said Mr. Brochu. “We are well positioned for the next phase in our development, and I look forward to help build upon our recent successes.”

Prior to joining Loudeye as president and chief executive officer, Mr. Brochu was chairman, chief executive officer and president of Primus Knowledge Solutions, Inc., a Nasdaq-traded e-business and e-service solution provider. Mr. Brochu joined Primus in 1997 and transformed the company from a small business with a single product into a publicly traded company with a market-leading software suite, a European presence, and a worldwide customer base. Mr. Brochu was instrumental in engineering the November 2004 sale of Primus to Art Technology Group (ATG), creating one of the industry’s most complete e-business solution platforms.

Prior to his tenure at Primus, Mr. Brochu was the president and chief operating officer of Sierra On-Line Inc., one of the world’s largest publishers of interactive entertainment, educational, and home productivity software. While at Sierra On-Line, Mr. Brochu led efforts to grow revenues by over 300%, culminating in the sale of Sierra On-Line to CUC International for $1.1 billion in 1996.

Mr. Brochu currently serves on the board of directors of ATG, Emphysis Medical Management, a medical billing and physicians’ service firm, Allrecipes.com, Inc., a leading online food site, and the Washington Software Alliance (WSA), the largest technology trade association in Washington State. Mr. Brochu also sits on the advisory board of Voyager Capital, a venture capital firm.

“The board of directors of Loudeye has been fortunate to have worked with Mike for the past fourteen months and has seen him demonstrate leadership and deep understanding of managing growth in early stage markets and companies. We have developed a strong belief that he will be a tremendous asset to lead the company to future success,” said Anthony Bay, chairman of Loudeye’s board of directors. “Mike will be an excellent leader to set and execute on Loudeye’s vision, and represent Loudeye to the board and our stockholders.”

“The opportunity for Loudeye has never been more compelling, with our industry in an early phase of growth, and Loudeye in a position of strength to capitalize on a global basis. I’m proud of what we’ve accomplished and excited about the opportunities ahead under Mike’s leadership,” said Mr. Cavins. “Mike has helped build large companies and create stockholder value in emerging technology and media markets, and he is the right person to lead Loudeye to the next level of success.”

Mr. Cavins leaves Loudeye after leading the company to achieve several notable successes during his tenure at Loudeye. Under Mr. Cavins’ direction Loudeye positioned itself as a key player in the rapidly growing market for legitimate digital distribution of music, video and games. Mr. Cavins was appointed chief executive officer in March 2003 to develop and execute on a strategic plan that included focusing on a growing opportunity in digital media distribution and related services, and restructuring Loudeye’s financial and operating performance. During his tenure, Loudeye developed its product offering significantly to offer online and mobile private-labeled digital music store solutions and expanded its reach to over 20 countries worldwide. In addition, Loudeye strengthened its balance sheet and grew revenue significantly, delivering successive record quarters of revenue performance in the third and fourth quarters of 2004.

“Jeff was instrumental in Loudeye becoming a global platform, poised to capitalize upon the opportunities in digital media distribution. Mike inherits a stronger company due to Jeff’s efforts and leadership,” said Mr. Bay. “We wish the best for Jeff in his future endeavors.”

Mr. Brochu entered into an executive employment agreement with Loudeye in connection with his appointment as chief executive officer and Mr. Cavins entered into a separation agreement with Loudeye in connection with his resignation. Copies of these agreements will be filed with the Securities and Exchange Commission in a current report on Form 8-K and will be available through EDGAR at www.sec.gov.

Preliminary Fourth Quarter 2004 Results

Loudeye expects to exceed its previously announced fourth quarter revenue guidance and anticipates revenue of approximately $6.3 million for the fourth quarter 2004, which represents record quarterly revenue. The increase in revenue from the third quarter is primarily attributable to increased digital distribution services revenue, principally from Loudeye’s digital music stores. Loudeye expects GAAP net loss for the fourth quarter 2004 to be at or near the higher end of its previously announced guidance range of $4.8 million to $5.2 million of net losses. Loudeye had approximately $44 million of cash and investments at December 31, 2004.

“We generated record revenues in the fourth quarter due to strong performance in our digital music store business where we experienced a significant increase in transaction volumes. We directly benefited in the fourth quarter from new stores launched worldwide, increased marketing by our partners of existing stores, and increased user adoption of digital music download services,” stated Larry Madden, executive vice president and chief financial officer of Loudeye. “The opportunity for Loudeye is significant, and our recent performance combined with positive industry trends leads us to anticipate continued growth in our business in 2005.”

The preliminary results discussed above represent management’s current expectations, are based on management’s preliminary internal analysis, and are subject to change. The preliminary results have not been audited by our independent registered public accounting firm.

Loudeye intends to report actual results for the quarter and year ended December 31, 2004, on March 1, 2005. At that time it will host an audio Webcast with Michael Brochu and Larry Madden, followed by a live question and answer session to discuss its fourth quarter and year end 2004 financial results. The Webcast will be held live at 2:00 p.m. PT and available from www.loudeye.com.

About Loudeye Corp.
Loudeye is a worldwide leader in business-to-business digital media solutions and the outsourcing provider of choice for companies looking to maximize the return on their digital media investment. Loudeye combines innovative products and services with the world’s largest digital music archive, a broad catalog of licensed digital music and the industry’s leading digital media infrastructure enabling partners to rapidly and cost effectively launch complete, customized digital media stores and services. For more information, visit www.loudeye.com.

Forward Looking Statements
This release contains forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995, including forward-looking financial guidance such as statements about expected revenues, losses and cash and investment balances for the fourth quarter and year ended December 31, 2004. The words or phrases “expects” and “anticipates” and similar words and phrases are intended to identify such forward-looking statements. As disclosed in our quarterly report on Form 10-Q for the quarter ended September 30, 2004, we have identified material weaknesses in our internal control over financial reporting. These material weaknesses relate to staffing, competence and segregation of duties in our accounting and financial reporting functions and insufficient analysis, documentation and review of the selection and application of generally accepted accounting principles to significant non-routine transactions. We also expect to conclude that our inability to test the operating effectiveness of our internal controls as of December 31, 2004 constitutes a material weakness. We have identified additional deficiencies in internal control over financial reporting which we have not yet determined to constitute significant deficiencies or material weaknesses, and we may identify further material weaknesses during the course of management’s assessment of our internal control over financial reporting. The existence of a material weakness or weaknesses is an indication that there is more than a remote likelihood that a material misstatement of our financial statements will not be prevented or detected in a future period. The forward-looking statements contained in this press release are based on current estimates and actual results may differ materially due to risks, including the completion of Loudeye’s review of its financial performance for the fourth quarter and year ended December 31, 2004, and completion of Loudeye’s audit for the fiscal year ended December 31, 2004; performance and integration of our new president and chief executive officer; the possibility of adverse changes in the market for distribution of digital audio and video that Loudeye serves; adverse or uncertain legal developments with respect to copyrights surrounding the creation and distribution of digital content; pricing pressures and other activities by competitors; the failure of Loudeye’s hosting infrastructure; the complexity of Loudeye’s services and delivery networks; any problems or failures in the structure, complexities or redundancies of Loudeye’s network infrastructure; failures in third party telecommunication and network providers to provide required transmission capacity; lack of market acceptance for Loudeye’s products and services; the possible delay in the adoption of digital media or related applications on the web in general; and other risks set forth in Loudeye’s most recent Form 10-Q, Form 10-K and other SEC filings which are available through EDGAR at www.sec.gov. Loudeye assumes no obligation to update the forward-looking statements.

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Media/press contact (U.S.): Karen DeMarco, mPRm Public Relations, 323-933-3399, kdemarco@mprm.com

Media/press contact (Europe): Simon Hill, Trimedia Communications UK for Loudeye, +44 (0)207 471 6826 or +44 (0)7776 251192, simon.hill@trimediauk.com

Investor relations: Michael Dougherty, 206.832.4000, ir@loudeye.com